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                                                                    Exhibit 99.1


CONTACTS:
Brent Turner                                       Isa Diaz
Vice President, Treasurer and                      Executive Vice President of
Investor Relations                                 Corporate Relations
Psychiatric Solutions, Inc.                        Ramsay Youth Services, Inc.
(615) 312-5700                                     (305) 569-4626


           PSYCHIATRIC SOLUTIONS SIGNS DEFINITIVE AGREEMENT TO ACQUIRE
                RAMSAY YOUTH SERVICES IN $78 MILLION TRANSACTION

                            -----------------------

        WILL PAY CASH OF $5 PER OUTSTANDING SHARE OF RAMSAY COMMON STOCK

Franklin, Tenn. and Coral Gables, Fla. (April 9, 2003) - Psychiatric Solutions, Inc. ("PSI") (Nasdaq: PSYS) and Ramsay Youth Services, Inc. ("Ramsay") (Nasdaq:
RYOU) today announced the signing of a definitive agreement whereby PSI will acquire Ramsay in a transaction valued today at approximately $78 million, consisting of $58.1 million in cash, or $5.00 per share, for Ramsay's common stock, and the assumption of Ramsay's outstanding debt. Consummation of the transaction is subject to customary closing conditions, including receipt of regulatory approvals as well as approval by Ramsay's stockholders. PSI is in the process of arranging the financing for the transaction and has received a "highly confident" letter from its senior lender. Certain members of Ramsay's Board of Directors and executive management have executed voting agreements with PSI in favor of the transaction, representing approximately 64% of Ramsay's outstanding common stock. PSI and Ramsay expect to complete the transaction by early July 2003.

         Joey Jacobs, Chairman, President and Chief Executive Officer of PSI, commented, "This definitive agreement with Ramsay represents another major step toward PSI's goal of becoming the leading provider of inpatient behavioral health services in the United States. Through this acquisition, which we expect will be accretive to our 2003 financial results, we will gain an array of high quality behavioral health facilities and management contracts that together produced revenues of $145.2 million and EBITDA (earnings before interest taxes, depreciation and amortization) of $12.0 million for 2002. We will also gain a quality team of skilled and experienced professionals, which will be the foundation of our plans to leverage the strong market position of Ramsay's facilities to generate continued increases in revenues and profits from these operations."

         Luis E. Lamela, President and Chief Executive Officer of Ramsay, added, "PSI shares our commitment to high standards in delivering quality behavioral treatment programs. We are excited that by joining forces with PSI, Ramsay will be able to offer its customers an unparalleled array of specialized mental health and behavioral treatment services."

         Mr. Jacobs continued, "This transaction further serves as another example of the substantial growth opportunities that we believe exist in the highly fragmented inpatient behavioral health services market. We see rising inpatient admissions and reimbursement as reflective of increasing demand in a capacity constrained industry. Therefore, a key element of our acquisition criteria is the ability to expand the capacity of acquired facilities through new programming and increased psychiatric staff, as well as through physical additions and improvements.


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         "As a result of our strategy to consolidate the inpatient behavioral health services market, we more than doubled our current inpatient beds in operation to approximately 1,500 through our recent purchase of six inpatient facilities from The Brown Schools, five of which were completed on April 1, 2003 and one of which is expected to be completed in mid-April. The Ramsay transaction will add approximately 1,240 inpatient beds."

         Psychiatric Solutions, Inc. offers an extensive continuum of behavioral health programs to critically ill children, adolescents and adults through its ownership and operation of freestanding psychiatric inpatient facilities and its management of psychiatric units within general acute care hospitals. PSI currently owns and operates 10 freestanding inpatient facilities and manages 49 psychiatric units.

         Ramsay Youth Services, Inc. is a leading provider and manager of mental health, substance abuse and behavioral health programs and services in residential and non-residential settings in eleven states and the Commonwealth of Puerto Rico.

         This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements other than those made solely with respect to historical fact and are based on the intent, belief or current expectations of PSI and its management. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties that may cause PSI's actual results to differ materially from the results discussed in the forward-looking statements. Risks and uncertainties that might cause such differences include, but are not limited to:
(1) the failure to complete the acquisition of Ramsay ; (2) potential competition which alters or impedes PSI's acquisition strategy by decreasing PSI's ability to acquire additional facilities on favorable terms; (3) the ability of PSI to improve the operations of acquired facilities; (4) the ability to maintain favorable and continuing relationships with physicians who use PSI's facilities; (5) the limited operating history of PSI; (6) the ability to receive timely additional financing on terms acceptable to PSI to fund PSI's acquisition strategy (including for Ramsay) and capital expenditure needs; (7) risks inherent to the healthcare industry, including the impact of unforeseen changes in regulation, reimbursement rates from federal and state healthcare programs or managed care companies and exposure to claims and legal actions by patients and others; and (8) potential difficulties in integrating the operations of PSI with The Brown Schools and other acquired facilities. The forward-looking statements herein are qualified in their entirety by the risk factors set forth in PSI's and Ramsay's filings with the Securities and Exchange Commission, including the factors listed in their Annual Reports on Form 10-K for the year ended December 31, 2002 under the caption "Risk Factors." PSI and Ramsay undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Readers should not place undue reliance on forward-looking statements, which reflect management's views only as of the date hereof.